Exhibit (6)(b)

ANNUAL FEE SCHEDULE

(effective date of Agreement June 14, 2018)

As amended September 10, 2025

Fund	Advisory and Administrative Fee Rate (as percentage of average daily net assets)
BBH Limited Duration Fund	0.30% on the first $1 billion 0.25% on amounts over $1 billion
BBH Partner Fund-International Equity	0.60% on the first $3 billion 0.55% on amounts over $3 billion
BBH U.S. Government Money Market Fund	0.25% on the first $1 billion 0.20% on amounts over $1 billion
BBH Intermediate Municipal Bond Fund	0.40% on the first $2.5 billion 0.35% on amounts over $2.5 billion
BBH Income Fund	0.40% on the first $2 billion 0.38% on the next $1 billion 0.35% on amounts over $3 billion
BBH Select Series – Large Cap Fund	0.65% on the first $3 billion 0.60% on amounts over $3 billion
BBH Select Series – Mid Cap Fund	0.75% on the first $3 billion 0.70% on amounts over $3 billion
BBH Select Large Cap ETF	0.65% on the first $3 billion 0.60% on amounts over $3 billion
BBH Select Mid Cap ETF	0.75% on the first $3 billion 0.70% on amounts over $3 billion